Q1 FY2007 Results Top End of Guidance ... $12.0 Million Revenue ... Up 12% Year-over-Year ... GAAP EPS including non-cash expenses -- $0.03 Loss ... DBA Group Acquisition Closed and Integrated

Tuesday May 15, 8:30 pm ET

Form 12b-25 will be filed for 5 day extension

Commercial Segment Grows 19%

NEW YORK, May 15, 2007 (PRIME NEWSWIRE) -- Zanett Inc. (Nasdaq CM:ZANE
- News) a leading information technology (IT) consulting firm serving Fortune 500 corporations, mid-market companies, and highly classified government agencies involved in Homeland Defense and Homeland Security, will be filling with the SEC a form 12b-25 for a five day extension for its March 31, 2007 Form 10-Q. The Company is working with its accountants on finalizing certain language in two footnotes for which final approval is needed. The Company expects to file its Form 10-Q within the 5 day extension period.

EXCEEDS CONSENSUS ANALYSTS' REVENUE FORECAST

Dennis Harkins, Zanett's CFO, said, ``The results are in, and I am very excited about the results and the high growth. The first quarter was another record for Zanett, with 12% year-over-year growth in services revenue. We expanded our geographic footprint with the acquisition of the DBA Group in Atlanta, and enter the second quarter at an annualized revenue run-rate of more than $50 million.''

``Our acquisition pipeline has never been stronger and we continue to execute aggressively against our growth goals. Moreover, we are beginning to see the benefits of operating leverage and scale on our bottom line, which we believe should positively impact profitability in the second quarter.''

``We believe that we are well-positioned for another year of strong growth from our existing business in 2007.''

RECORD QUARTERLY REVENUES

For Q1 FY2007, revenues increased 12% from the same period of FY2006. In addition, revenues from the Commercial Division increased more than 19%. The Company reported $12.0 million in revenue for Q1 of FY2007 versus $10.7 million revenue for Q1 FY2006.

GAAP RESULTS

For Q1, total GAAP loss, including non-cash expenses of $335K, amounted to a loss of $776K, or $0.03 per share.

For Q1, total non-cash expenses came to over $335K, primarily relating to non-cash Stock Based Compensation (SBC) charges for employee stock & options in the amount of $147K, and depreciation & amortization in the amount of $188K.

ABOUT ZANETT (http://www.zanett.com)

Zanett is an information technology (``IT'') company that provides customized, mission-critical IT solutions to Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security. The Company operates in two segments: Government Solutions and Commercial Solutions.

The Government Solutions segment specializes in providing advanced software and satellite engineering services with domain area expertise in the realm of classified geospatial data exploitation and representation as well as IT infrastructure related to Homeland Defense and Homeland Security.

The Commercial Solutions segment provides Management Consulting services and delivers custom business solutions that integrate and implement Oracle's full suite of product offerings -- Oracle, JD Edwards, PeopleSoft, Seibel, together with associated Oracle Fusion technologies. A wide range of delivery expertise is provided to clients, including Managed Services, Business Intelligence, Web and Portal Development, and Middleware Technologies.

Zanett also provides full infrastructure and application hosting, utilizing both local resources and international resources, remote and onsite DBA support, all on a 24x7 basis.

Zanett currently employs over 236 people nationwide, is headquartered in New York City, and operates out of 9 offices (Atlanta, Boston, Cincinnati, Detroit, Indianapolis, Jacksonville, New York City, Philippines, and Denver). Founded in 2000, Zanett is listed on the NASDAQ Capital Market under the symbol ZANE.

DISCLAIMER AND FORWARD-LOOKING STATEMENTS

(PLEASE READ THE FOLLOWING 3 PARAGRAPHS CAREFULLY)

Certain statements in this news release regarding projected results of operations or, projected results of financial plans or future strategies and initiatives, including, but not limited to, projections of revenue, projections of profitability, any and all future expectation, and plans for future activities may and should be regarded as ``forward-looking statements'' within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett currently is considering, but in reality may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors.

Circumstances do change, and if and when the landscape changes, Zanett shall endeavor to remain as flexible as possible, and adjust its strategy accordingly. Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The above-mentioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect Zanett, Inc., see Zanett, Inc.'s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for the fiscal year ended December 31, 2006.

Neither Zanett, Inc. nor Zanett Oracle Solutions is a part of, a division of, nor a subsidiary of, nor in any other manner connected with, Oracle Corporation, and no implication is made what-so-ever to suggest as such.

Contact:
          BPC Financial Marketing
          John Baldissera
          800-368-1217

Source: Zanett, Inc.